Exhibit 23.4
Cawley, Gillespie & Associates, Inc.
petroleum consultants

9601 AMBERGLEN BLVD., SUITE 117
AUSTIN, TEXAS 78729-1106
512-249-7000
FAX 512-233-2618
306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817-336-2461
FAX 817-877-3728
www.cgaus.com
1000 LOUISIANA STREET, SUITE 625
HOUSTON, TEXAS 77002-5008
713-651-9944
FAX 713-651-9980

March 31, 2010
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730
Gentlemen:
Cawley, Gillespie & Associates, Inc. does hereby consent to the use of its reports relating to the proved oil and gas reserves of Brigham Exploration Company (the “Company”) and to the reference to the firm as an expert in the Form S-3 registration statement and any amendments thereto filed by the Company.

Very truly yours,

W. Todd Brooker, P.E.
Vice President

Cawley, Gillespie & Associates, Inc. Texas Registered Engineering Firm F-693 Fort Worth — Houston — Austin